                                                                     EXHIBIT 2.2

                           STOCK PURCHASE AGREEMENT

                                    among

                     RICHMONT MARKETING SPECIALISTS INC.,

                                     and

                             MSSC CAROLINA, INC.,

                                     and

         ATLAS MARKETING COMPANY, INC. EMPLOYEE STOCK OWNERSHIP PLAN,

                                     and

          CLARK BRINKLEY, BARNEY DEAL, DOUG HEYEL, JOEL LINEBERGER,
                  FRED MANNING, DONALD OLIN AND GARY PROPST

                         Dated as of November 6, 1997

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE I - PURCHASE AND SALE OF SHARES........................................1
      Section 1.1 Purchase and Sale of Shares..................................1
      Section 1.2 Date and Time of Closing.....................................2
      Section 1.3 Delivery of Certificates.....................................2
      Section 1.4 Allocation and Payment of Total Purchase Price...............2
      Section 1.5 Agreement of Marketing Specialists
                  Regarding Immediately Available Funds........................2

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF SELLERS.........................2
      Section 2.1 Representations and Warranties of Sellers.  .................2
      Section 2.2 Disclosure...................................................4

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF BUYER
               AND MARKETING SPECIALISTS.......................................4
      Section 3.1 Representations and Warranties of Buyer......................4
      Section 3.2 Representations and Warranties of Marketing
                  Specialists..................................................6
      Section 3.3 Disclosure...................................................7

ARTICLE IV - NO PUBLICITY; CONFIDENTIALITY.....................................8
      Section 4.1 No Publicity; Confidentiality................................8

ARTICLE V - COVENANTS OF PARTIES...............................................8
      Section 5.1 Pre-Closing Covenants........................................8
      Section 5.2 Transfer of Shares...........................................8
      Section 5.3 Exclusivity..................................................9
      Section 5.4 ESOP Elections...............................................9

ARTICLE VI - CONDITIONS TO CLOSING.............................................9
      Section 6.1 Buyer's and Marketing Specialists's Conditions
                  to Closing...................................................9
      Section 6.2 Sellers' Conditions to Closing..............................10

ARTICLE VII - TERMINATION.....................................................11
      Section 7.1 Termination.................................................11
      Section 7.2 Procedure Upon Termination..................................11

ARTICLE VIII - SURVIVAL OF REPRESENTATIONS AND WARRANTIES.....................12
      Section 8.1 Survival of Representations and Warranties
                  of Sellers..................................................12
      Section 8.2 Survival of Representations and Warranties
                  of Buyer and Marketing Specialists..........................12

ARTICLE IX - GENERAL PROVISIONS...............................................12
      Section 9.1 Time of Essence.............................................12
      Section 9.2 Notice......................................................12

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

      Section 9.3  Binding Upon Successors and Assigns........................13
      Section 9.4  Counterparts...............................................14
      Section 9.5  Entire Agreement...........................................14
      Section 9.6  No Third-Party Beneficiaries...............................14
      Section 9.7  Headings...................................................14
      Section 9.8  Severability...............................................14
      Section 9.9  Additional Documents.......................................14
      Section 9.10 Amendments and Waivers.....................................14
      Section 9.11 Expenses, Taxes, Etc.......................................15
      Section 9.12 Governing Law..............................................15
      Section 9.13 Commissions................................................15
      Section 9.14 Definition of Knowledge....................................15
      Section 9.15 Definition of Material Adverse Effect......................15


EXHIBIT A Sellers and Allocation of Shares and Total Purchase Price EXHIBIT B Form of Promissory Note
EXHIBIT C Form of Sellers' Legal Opinion - Tuggle Duggans & Meschan, P.A. EXHIBIT D Form of Sellers' Legal Opinion - Smith & Feerick, P.A.
EXHIBIT E Form of Buyer's and Marketing Specialists' Legal Opinion

                           STOCK PURCHASE AGREEMENT

      This Stock Purchase Agreement (this "Agreement") is entered into as of November 6, 1997, between Richmont Marketing Specialists Inc., a Delaware corporation ("Marketing Specialists"), MSSC Carolina, Inc., a Delaware corporation and a wholly owned subsidiary of Marketing Specialists (the "Buyer"), Atlas Marketing Company, Inc. Employee Stock Ownership Plan (the "ESOP"), and Clark Brinkley, Barney Deal, Doug Heyel, Joel Lineberger, Fred Manning, Donald Olin and Gary Propst (collectively, the "Management Shareholders" and, together with the ESOP, the "Sellers").

                                    RECITALS

      WHEREAS, the ESOP is the owner of 674,304 of the issued and outstanding shares (the "ESOP Shares") of Common Stock, par value $.01 per share (the "Common Stock") of Atlas Marketing Company, Inc., a corporation incorporated under the laws of the State of North Carolina (the "Company"); and

      WHEREAS, the Management Shareholders are the owners of 97,910 of the issued and outstanding shares (the "Management Shares", and, collectively with the ESOP Shares, the "Shares") of the Company's Common Stock; and

      WHEREAS, the Sellers wish to sell, and the Buyer wishes to purchase, the Shares on the terms and conditions set forth in this Agreement;

      NOW, THEREFORE, in consideration of the foregoing and the covenants, agreements, warranties and representations set forth and provided for herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

                          PURCHASE AND SALE OF SHARES

      Section 1.1 Purchase and Sale of Shares. On and subject to the terms and conditions of this Agreement, each Seller covenants and agrees that such Seller will sell, assign and transfer to Buyer, and Buyer covenants and agrees that it will purchase from such Seller, that number of Shares set forth opposite such Seller's name on Exhibit "A". The amount of consideration to be paid to each Seller shall be the amount set forth opposite such Seller's name on Exhibit "A" (such amounts, in the aggregate, the "Total Purchase Price"). The Total Purchase Price shall be paid by Buyer to Sellers in the manner set forth in Section 1.4.

      Section 1.2 Date and Time of Closing. The sale and purchase of the Shares provided for by this Article I shall be consummated, provided that each of the conditions set forth in Article VI hereto shall have been satisfied or waived, at the offices of Andrews & Kurth L.L.P., 425 Lexington Avenue, New York, New York 10017, at 10 a.m. on December 12, 1997, or such other time and place as may be mutually agreed upon by the parties to this Agreement (the "Closing").

      Section 1.3 Delivery of Certificates. At the Closing, Sellers shall deliver to Buyer certificates representing the Shares duly endorsed in blank for transfer (or accompanied by duly executed stock powers) and will cause the transfer of such Shares to be duly and properly recorded in the name of Buyer.

      Section 1.4 Allocation and Payment of Total Purchase Price. The Total Purchase Price shall be $12,646,880.97, and shall be allocated among Sellers in the amounts set forth opposite each Seller's name on Exhibit "A", which amounts shall be paid (i) to the ESOP by wire transfer in immediately available funds and (ii) to each Management Shareholder by wire transfer in immediately available funds (in the amount set forth beside such Management Shareholder's name on Exhibit "A") and by delivery of a promissory note from Marketing Specialists in the form of Exhibit "B" (in the principal amount set forth beside such Management Shareholder's name on Exhibit "A") (collectively, the "Promissory Notes").

      Section 1.5 Agreement of Marketing Specialists Regarding Immediately Available Funds. Marketing Specialists hereby agrees to cause MSSC Carolina at the Closing to have immediately available funds in an amount sufficient to allow MSSC Carolina to meet its payment obligations regarding the wire transfers contemplated under Section 1.4 hereof.

                                  ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF SELLERS

      Section 2.1 Representations and Warranties of Sellers. Each Seller severally represents and warrants to Buyer and Marketing Specialists that the statements contained in this Section 2.1 regarding such Seller are true and correct as of the date of this Agreement and will be true and correct as of the Closing.

            (a) Ownership of Stock. Such Seller has valid and marketable title to and is the sole owner of the Shares set forth beside such Seller's name on Exhibit "A" hereto, free and clear of any and all restrictions on transfer, claims, taxes, security interests, liens, pledges, hypothecations, options, warrants, rights, contracts, calls, commitments, equities, demands or other encumbrances of any kind whatsoever (collectively, "Stock Encumbrances"). Such Seller is not subject to any option, warrant, right, contract, call, put, or other agreement or commitment providing for the disposition or acquisition of any share in the capital of the Company (other than this Agreement). Upon transfer of such Seller's Shares hereunder, Buyer will acquire valid and marketable title to such Shares, free and clear of Stock Encumbrances thereon imposed by, through or under such Seller.

            (b) Enforceability; No Conflicts; Required Filings and Consents.

                  (i) Such Seller has all requisite power and authority and legal capacity to enter into this Agreement and to consummate the transactions contemplated by this Agreement. In addition, in the case of the ESOP, Quincy Cummings, the trustee of the ESOP (the "Trustee") has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement on behalf of the ESOP. This Agreement has been duly executed and delivered by such Seller. This Agreement constitutes a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

                  (ii) The execution and delivery by such Seller of this Agreement do not and will not (A) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under any of the terms, conditions or provisions of any contract or other agreement to which such Seller is a party or by which such Seller or any of his or its properties or assets may be bound (including, with respect to the ESOP, its applicable organizational documents), or (B) conflict with or violate any permit, license, judgment, order, statute, ordinance, rule or regulation applicable to such Seller or any of his or its properties or assets. None of the Management Shares being sold hereunder by such Management Shareholder are subject to the community property rights of any person other than such Management Shareholder.

                  (iii) No consent or approval of any court, administrative agency or commission or other federal, state, local, foreign or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to such Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

            (c) Accredited Investor. Such Seller is an "Accredited Investor" as such term is defined in Rule 501(a) promulgated under the Securities Act of 1933 as amended (the "Securities Act"). Such Seller represents and warrants that he has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of his investment in the Promissory
Note issued to him pursuant to Section 1.4 hereof. He has had the opportunity, personally or through representatives, to obtain from Marketing Specialists all information, to the extent possessed by Marketing Specialists or reasonably obtainable by Marketing Specialists, necessary to evaluate the merits and risks of an investment in such Promissory Note, and has concluded, based on such information and other information previously known to him, to invest in such Promissory Note pursuant to the terms of this Agreement.

            (d) Absence of Market. Such Seller acknowledges that his Promissory Note lacks liquidity as compared with other investments since there is not, and there is not expected to be, any market therefor, and that the sale or transfer of such Promissory Note must comply with the provisions of the Promissory Note and applicable federal and state securities laws. Such Seller acknowledges that he must bear the economic risk of his investment in such Promissory Note for an indefinite period of time since none of the Promissory Notes has been registered under the Securities

Act and therefore cannot be sold unless such Promissory Notes are subsequently registered or an exemption from registration is available.

            (e) Investment Purposes. Such Seller hereby represents and warrants that he is acquiring his Promissory Note for investment purposes only, for his own account, and not as nominee or agent for any other person or entity, and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act. He has no agreement or other arrangement with any person or entity to sell, transfer or pledge any part of such Promissory Note and has no plans to enter into any such agreement or arrangement.

            (f) Restricted Securities. Such Seller acknowledges that Marketing Specialists is issuing the Promissory Notes to the Sellers without registration under the Securities Act. He further acknowledges that representatives of Marketing Specialists have advised him that no state or federal agency or instrumentality has made any finding or determination as to the investment in such Promissory Note, nor has any state or federal agency or instrumentality made any recommendation with respect to any purchase or investment in such Promissory Note.

      Section 2.2 Disclosure. Each Seller severally represents and warrants to Buyer and Marketing Specialists that there is no information contained in this Agreement (whether in this Article II, any other portion of this Agreement, the Exhibits or any other documents or certificates delivered pursuant to this Agreement) pertaining to such Seller that, to the best knowledge of such Seller, contains an untrue statement of material fact or omits to state any material fact required to be stated in order to make the statements made herein and therein not materially misleading.

                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES
                      OF BUYER AND MARKETING SPECIALISTS

      Section 3.1 Representations and Warranties of Buyer. Buyer represents and warrants that the statements contained in this Section 3.1 will be true and correct as of the Closing.

            (a) Organization of Buyer. Buyer is a corporation duly organized and in good standing under the laws of the State of Delaware.

            (b) Authority; No Conflict; Required Filings and Consents.

                  (i) Buyer has all requisite power and authority to enter into this Agreement and to perform its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer. This Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

                  (ii) The execution and delivery by Buyer of this Agreement and the consummation of the transactions contemplated by this Agreement will not (A) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of Buyer, (B) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under any of the terms, conditions or provisions of any contract or other agreement to which Buyer is a party or by which any of Buyer's properties or assets may be bound, or (C) conflict with or violate any permit, license, judgment, order, statute, ordinance, rule or regulation applicable to Buyer or Buyer's properties or assets.

                  (iii) No consent or approval of any Governmental Entity is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or thereby, other than those that may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and applicable North Carolina "blue sky" securities law.

            (c) Accredited Investor. Buyer is an "Accredited Investor" as such term is defined in Rule 501(a) promulgated under the Securities Act of 1933 as amended (the "Securities Act"). Buyer represents and warrants that it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Shares. Buyer has had the opportunity to obtain from Sellers and the Company all information, to the extent possessed by Sellers and the Company or reasonably obtainable by them, necessary to evaluate the merits and risks of an investment in the Shares, and has concluded, based on such information and other information previously known to it, to invest in such securities pursuant to the terms of this Agreement.

            (d) Absence of Market. Buyer acknowledges that the Shares lack liquidity as compared with other securities investments since there is not, and there is not expected to be, any market therefor, and that the sale or transfer of the Shares must comply with the provisions of applicable federal and state securities laws. Buyer acknowledges that it must bear the economic risk of its investment in the Shares for an indefinite period of time since none of such securities has been registered under the Securities Act and therefore cannot be sold unless such securities are subsequently registered or an exemption from registration is available.

            (e) Investment Purposes. Buyer hereby represents and warrants that it is acquiring the Shares for investment purposes only, and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act. Buyer has no agreement or other arrangement with any person to sell, transfer or pledge any part of the Shares and has no plans to enter into any such agreement or arrangement.

            (f) Restricted Securities. Buyer acknowledges that Sellers are transferring the Shares to it without registration under the Securities Act. Buyer further acknowledges that Sellers and representatives of the Company have advised Buyer that no state or federal agency or instrumentality has made any finding or determination as to the investment in such securities, nor has any state or federal agency or instrumentality made any recommendation with respect to any purchase or investment in such securities.

      Section 3.2 Representations and Warranties of Marketing Specialists. Marketing Specialists represents and warrants that the statements contained in this Section 3.2 will be true and correct as of the Closing.

            (a) Organization of Marketing Specialists. Marketing Specialists is
(i) a corporation duly organized and in good standing under the laws of the State of Delaware and (ii) duly qualified to do business as a foreign corporation and in good standing in each jurisdiction in which the character of the properties and assets now owned or leased by it or the nature of the business transacted by it requires it to be so qualified, except where the failure to be so qualified, individually or in the aggregate, would not have a Material Adverse Effect on Marketing Specialists or the consummation of the transactions contemplated hereby. Marketing Specialists was organized as of October 7, 1997 to, among other things, own all of the capital stock of MSSC.

            (b) Significant Subsidiaries. The following direct and indirect wholly-owned subsidiaries of Marketing Specialists are the only such subsidiaries that accounted for more than 10% of Marketing Specialists' consolidated revenues, as set forth in the Marketing Specialists Mid-Year Financial Statements (as defined herein): Marketing Specialists Sales Company, a Texas corporation ("MSSC"), and Bromar, Inc., a California corporation ("Bromar"). MSSC is a direct wholly-owned subsidiary of Marketing Specialists, and Bromar and Tower Marketing Company, Inc., a Texas corporation ("Tower"), are direct wholly-owned subsidiaries of MSSC. MSSC and Bromar, together with Tower, are termed herein the "Key Subsidiaries". Each of the Key Subsidiaries is (a) a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and (b) duly qualified to do business as a foreign corporation and in good standing in each jurisdiction in which the character of the properties and assets now owned or leased by it or the nature of the business transacted by it requires it to be so qualified, except where the failure to be so qualified, individually or in the aggregate, would not have a Material Adverse Effect on Marketing Specialists or the consummation of the transactions contemplated hereby. Each Key Subsidiary has the corporate power and authority to carry on its business as now being conducted and to own and lease its properties.

            (c) Authority; No Conflict; Required Filings and Consents.

                  (i) Marketing Specialists has all requisite power and authority to enter into this Agreement and to perform its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Marketing Specialists. This Agreement has been duly executed and delivered by Marketing Specialists. This Agreement constitutes a valid and binding obligation of Marketing Specialists, enforceable against Marketing Specialists in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

                  (ii) The execution and delivery by Marketing Specialists of this Agreement and the consummation of the transactions contemplated by this Agreement will not (A) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of Marketing Specialists, (B) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under any of the terms, conditions or provisions of any contract or other agreement to which Marketing Specialists is a party or by which any of Marketing Specialists's properties or assets may be bound, or (C) conflict with or violate any permit, license, judgment, order, statute, ordinance, rule or regulation applicable to Marketing Specialists or Marketing Specialists' properties or assets.

                  (iii) No consent or approval of any Governmental Entity is required by or with respect to Marketing Specialists in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, other than those that may be required under the HSR Act and applicable North Carolina "blue sky" securities law.

                  (iv) Attached hereto as Appendix I is a true and complete copy of the audited consolidated balance sheets of MSSC as of December 31, 1996 and 1995, together with the related consolidated statement of operations, shareholders' equity (deficit) and cash flow for the year ended (collectively, the "Marketing Specialists Financial Statements"). The Marketing Specialists Financial Statements are accurate and correct in all material respects and fairly present the consolidated financial position and the results of operations of MSSC for the year then ended in conformity with generally accepted accounting principles consistently applied.

                  (v) Attached hereto as Appendix II is a true and complete copy of the consolidated balance sheets of MSSC as of June 30, 1997 and 1996, together with the related consolidated statement of operations, shareholders' equity (deficit) and cash flow for the six months then ended, as reviewed by Ernst & Young LLP (collectively, the "Marketing Specialists Mid-Year Financial Statements"). The Marketing Specialists Mid-Year Financial Statements are accurate and correct in all material respects and fairly present the consolidated financial position and the results of operations of MSSC for the six months then ended in conformity with generally accepted accounting principles consistently applied (except that the Marketing Specialists Mid-Year Financial Statements do not include notes or normal year-end adjustments). MSSC has suffered no net Material Adverse Effect in its financial condition since June 30, 1997.

      Section 3.3 Disclosure. Buyer and Marketing Specialists jointly represent and warrant to Sellers that there is no information contained in this Agreement (whether in this Article III, any other portion of this Agreement, the Appendices, the Exhibits or any other documents or certificates delivered pursuant to this Agreement) pertaining to Buyer or Marketing Specialists that, to the best knowledge of Buyer and Marketing Specialists, contains an untrue statement of material fact or omits to state any material fact required to be stated in order to make the statements made herein and therein not materially misleading.

                                   ARTICLE IV

                          NO PUBLICITY; CONFIDENTIALITY

      Section 4.1 No Publicity; Confidentiality. Without the consent of the other parties, which consent may be granted by Buyer on its own and on Marketing Specialists's behalf, Joel Lineberger on behalf of the Management Shareholders, and the Trustee on behalf of ESOP, none of the parties shall reveal the existence of or contents of this Agreement or make any internal or public announcements except to their respective professional advisors or as otherwise required by applicable law. All confidential material or information delivered as part of any due diligence performed by the parties shall be held in accordance with the parties' mutual letters regarding confidentiality executed in October 1997. Nothing within this Section 4.1 shall be construed to prevent the Trustee of the ESOP to make such disclosures to governmental agencies or participants and beneficiaries which it deems necessary to fulfill its fiduciary obligations under applicable Law.

                                    ARTICLE V

                              COVENANTS OF PARTIES

      Section 5.1 Pre-Closing Covenants. From the date hereof until the occurrence of the earlier of (i) the Closing or (ii) termination of this Agreement pursuant to Article VII hereof, Sellers agree that they will, upon obtaining knowledge of any of the following, promptly notify Buyer and Marketing Specialists of:

            (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated under this Agreement;

            (b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated under this Agreement; and

            (c) any actions, suits, claims, investigations or other judicial proceedings commenced or threatened against Sellers or the Company which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Article II or which relate to the consummation of the transactions contemplated under this Agreement.

      Section 5.2 Transfer of Shares. Sellers will take all necessary steps and proceedings as approved by counsel for Buyer and Marketing Specialists to permit the Shares to be duly and properly transferred to Buyer in accordance with
Article I hereof. Sellers will pay any and all transfer taxes required in connection therewith.

      Section 5.3 Exclusivity. Sellers will not, directly or indirectly, (i) take any action to solicit, initiate or encourage the making of any Acquisition Proposal (as defined below) or (ii) engage in negotiations with, or disclose any non-public information relating to the Company to, any person or entity that may be considering making, or has made, an Acquisition Proposal. None of Sellers is presently considering any Acquisition Proposal other than Buyer's. Sellers will immediately notify Buyer and Marketing Specialists orally and in writing after receipt of any Acquisition Proposal or any request for non-public information relating to the Company or for access to the properties, books or records of the Company by any person or entity that may be considering making, or has made, an Acquisition Proposal, and keep Buyer and Marketing Specialists informed of any such Acquisition Proposal or request. As used in this Agreement, the term "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving the Company or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, the Company, other than the transactions contemplated hereby.

      Section 5.4 ESOP Elections. None of the individual Sellers shall at any time elect to receive any stock of the Company in connection with the distribution or rollover of their ESOP account balance.

                                   ARTICLE VI

                              CONDITIONS TO CLOSING

      Section 6.1 Buyer's and Marketing Specialists's Conditions to Closing. The obligations of Buyer and Marketing Specialists hereunder are subject to fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Buyer and Marketing Specialists, but only in a writing signed by Buyer and Marketing Specialists):

            (a) Accuracy of Representations and Warranties. The representations and warranties of Sellers contained in Article II shall be true and accurate in all respects on and as of the Closing with the same force and effect as if they had been made on the Closing, and Sellers shall have provided Buyer and Marketing Specialists with a certificate executed by Sellers, dated as of the Closing, to such effect.

            (b) Covenants. Sellers shall have performed and complied with all of their covenants contained in Article V (and elsewhere in this Agreement) in all respects on or before the Closing, and Buyer and Marketing Specialists shall receive a certificate to such effect signed by Sellers.

            (c) Consents. All written consents, approvals, assignments, waivers or authorizations, including those from any Governmental Entity, that are required as a result of the transactions contemplated by this Agreement shall have been obtained.

            (d) Transfer of Shares. All necessary steps and corporate proceedings shall have been taken to permit the Shares to be duly and properly transferred to Buyer or its respective nominee(s). All of the Shares shall have been endorsed over to Buyer or be accompanied by stock powers that provide for such transfer.

            (e) Opinion of Sellers' Counsel. Sellers shall have delivered to Buyer and Marketing Specialists at the Closing an opinion of Tuggle Duggans & Meschan, P.A., and an opinion of Smith & Feerick, P.A., each in form reasonably satisfactory to counsel for Buyer and Marketing Specialists, as to those matters set forth in Exhibits "C" and "D", respectively, hereto.

            (f) Non-Foreign Status. At or prior to Closing, each Seller shall have delivered to Buyer and Marketing Specialists a statement certifying that he or it is not a foreign person, which statement shall comply with the requirements of Treasury regulation Section 1.1445-2(b).

            (g) Purchase of Remaining Company Shares. Buyer shall have purchased, and Gynn Eller ("Eller") and Quincy Cummings ("Cummings") shall have sold and transferred to Buyer, all shares of the Company's Common Stock (other than the Shares purchased pursuant to the transactions contemplated in this Agreement) pursuant to the terms and conditions of that certain Stock Purchase Agreement dated as of the date hereof by and among Buyer, Marketing Specialists, Eller, Cummings and the Company.

            (h) Non-Compete Agreements. Each of the individual Sellers shall have executed a Non-Compete Agreement (which shall include provisions for continuation of medical benefits, at the cost of such Sellers, after termination of employment) mutually acceptable to Sellers and Marketing Specialists.

            (i) Other Matters. All actions required to be taken by Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to counsel to Buyer and Marketing Specialists.

      Section 6.2 Sellers' Conditions to Closing. The obligations of Sellers hereunder are subject to fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Sellers, but only in a writing signed by Sellers):

            (a) Accuracy of Representations and Warranties. The representations and warranties of Buyer and Marketing Specialists contained in Article III shall be accurate in all respects on and as of the Closing with the same force and effect as if they had been made on the Closing, and Buyer and Marketing Specialists shall have provided Sellers with a certificate executed by Buyer and Marketing Specialists, respectively, dated as of the Closing, to such effect.

            (b) Covenants and Agreements. Buyer and Marketing Specialists shall have performed and complied with each of their respective covenants hereunder in all respects through the Closing, and Sellers shall receive a certificate to such effect signed by the President of Buyer and the President of Marketing Specialists, respectively.

            (c) Opinion of Buyer's and Marketing Specialists's Counsel. Buyer and Marketing Specialists shall have delivered to Seller at the Closing an opinion of Buyer's counsel and Marketing Specialists's counsel, respectively, in form reasonably satisfactory to counsel for Seller, as to those matters set forth in Exhibit "D" hereto.

                                   ARTICLE VII

                                   TERMINATION

      Section 7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

            (a) by mutual agreement of Sellers, Buyer and Marketing Specialists;

            (b) by Buyer or Marketing Specialists, on or after February 28, 1998, if any of the conditions provided in Section 6.1 hereof of this Agreement have not been met or, to the extent permitted by applicable law, have not been waived in writing by Buyer or Marketing Specialists prior to such date; or

            (c) by Sellers, on or after February 28, 1998, if any of the conditions provided in Section 6.2 hereof have not been met or, to the extent permitted by applicable law, have not been waived in writing by Sellers prior to such date.

      Section 7.2 Procedure Upon Termination. In the event of termination by Sellers, Buyer or Marketing Specialists pursuant to Section 7.1 hereof, written notice thereof shall promptly be given to the other parties and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein:

            (a) each of Sellers, Buyer and Marketing Specialists shall return all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same; and

            (b) all confidential information received by Sellers, Buyer or Marketing Specialists with respect to the business of any other party or its subsidiaries or affiliates shall be treated in accordance with Section 4.1 hereof, and Section 4.1 hereof shall remain in full force and effect notwithstanding the termination of this Agreement.

                                  ARTICLE VIII

                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

      Section 8.1 Survival of Representations and Warranties of Sellers. The representations, warranties, covenants and agreements of Sellers shall survive the Closing without regard to any investigations made by Buyer and shall continue in full force and effect forever.

      Section 8.2 Survival of Representations and Warranties of Buyer and Marketing Specialists. The representations, warranties, covenants and agreements of Buyer and Marketing Specialists shall survive the Closing without regard to any investigations made by Sellers and shall continue in full force and effect forever (except for the representations and warranties set forth in Sections 3.2(c)(iv) and (v) hereof, which shall survive until the third anniversary of the Closing).

                                   ARTICLE IX

                               GENERAL PROVISIONS

      Section 9.1 Time of Essence. Time shall be of the essence under this Agreement.

      Section 9.2 Notice. Any notice, direction or other instrument required or permitted to be given hereunder shall be in writing and may be given by mailing the same, postage prepaid, or delivering the same addressed to the party or parties to receive same at their respective addresses set forth immediately below or at such other address as is duly notified in writing to each party hereto in accordance with this Section 9.2. Any notice, direction or other instrument aforesaid if delivered shall be deemed to have been given or made on the date of which it was delivered, or if mailed shall be deemed to have been given and received on the fifth business day following the date on which it was mailed.

      NOTIFICATION ADDRESSES:

      if to Buyer or Marketing Specialists:

      2324 Gateway Drive
      Irving, Texas 75063
      Attention: Gary R. Guffey

      with a copy to:

      J. Gregory Holloway
      Andrews & Kurth L.L.P.
      1717 Main Street, Suite 3700
      Dallas, Texas 75201
      Tel: (214) 659-4476
      Fax: (214) 659-4401

      if to Sellers:

      [           ]


      if to ESOP:

      [           ]

      with a copy to:

      Norman A. Smith
      Smith & Feerick, P.A.
      Cameron Brown Building, Suite 911
      301 South McDowell Street

      Charlotte, North Carolina 28204
      Tel: (704) 342-1035
      Fax: (704) 372-9149

      and

      Richard J. Tuggle, Jr.
      Tuggle Duggans & Meschan, P.A.
      228 W. Market Street
      Greensboro, North Carolina 27401
      Tel: (910) 378-1431
      Fax: (910) 274-1148

      Section 9.3 Binding Upon Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the respective parties hereto and their respective heirs, executors, administrators, successors and/or assigns. This Agreement may not be assigned by Sellers without the written consent of Buyer and Marketing Specialists.

      Section 9.4 Counterparts. This Agreement may be signed by the parties in counterparts, each of which so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument.

      Section 9.5 Entire Agreement. Except as otherwise specifically set forth herein, this Agreement, the Exhibits and the Appendix hereto constitute the complete and exclusive agreement between Buyer, Marketing Specialists and Sellers. This Agreement replaces and supersedes all prior agreements by and between Buyer, Marketing Specialists and Sellers (other than the Employment Agreements dated as of December __, 1997 between the Company and certain of the Management Shareholders). This Agreement supersedes all prior written and oral statements regarding the subject matter hereof.

      Section 9.6 No Third-Party Beneficiaries. This Agreement is made solely and specifically among and for the benefit of the parties hereto and their respective successors and assigns. The provisions of this Agreement are intended only for Sellers, Buyer and Marketing Specialists. This Agreement is not intended for the benefit of any creditor and does not grant any rights to or confer any benefits on any creditor or any other person.

      Section 9.7 Headings. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

      Section 9.8 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under the present and future laws effective during the term of this Agreement, such provision will be fully severable; the Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of the Agreement, and the remaining provisions of the Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from the Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as part of the Agreement a legal, valid, and enforceable provision as similar as possible to the severed provision.

      Section 9.9 Additional Documents. Sellers, Buyer and Marketing Specialists agree to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and the transaction contemplated hereby.

      Section 9.10 Amendments and Waivers. No amendment of any provisions of this Agreement shall be valid unless the same shall be in writing and signed by each party hereto. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      Section 9.11 Expenses, Taxes, Etc. Each of the parties hereto shall pay all fees and expenses incurred by it or any of its affiliates in connection with the transactions contemplated by this Agreement.

      Section 9.12 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO ITS CONFLICTS OF LAW RULES.

      Section 9.13 Commissions. No party hereto has employed any investment banker, broker, finder or similar agent in connection with any transaction contemplated by this Agreement.

      Section 9.14 Definition of Knowledge. For the purpose of this Agreement, the Exhibits and Appendices to this Agreement and the Disclosure Schedule, the phrases "to the best knowledge" of any party and "known" and words of like effect shall mean to the knowledge of such party, which knowledge shall also include information existing in the records and files of such party.

      Section 9.15 Definition of Material Adverse Effect. "Material Adverse Effect" means, with respect to any party, any change, occurrence or effect (direct or indirect) on the business, operations, properties (including tangible properties), condition (financial or otherwise), assets, prospects, obligations or liabilities (whether absolute, contingent or otherwise and whether due or to become due) of such party and its subsidiaries taken as a whole that reasonably could be expected to exceed $20,000. "Material" or "materially" or words of like effect shall refer to items capable of producing a monetary effect of at least $20,000 on the business, operations, properties (including intangible properties), condition (financial or otherwise), assets, prospects, obligations or liabilities (whether absolute, contingent or otherwise and whether due or to become due) of the relevant party and its subsidiaries taken as a whole. Notwithstanding the foregoing, the term "Material Adverse Effect", as used in
Section 3.2(b) and Section 3.2(c)(v) hereof, shall have a dollar threshold of $500,000 and shall exclude the effects of the financing consummated by Marketing Specialsists on the date of the Closing hereof.


                            [Signature page follows.]

      IN WITNESS WHEREOF, the parties hereto have hereunto executed this Agreement on the day and year first above written.


                                    RICHMONT MARKETING SPECIALISTS INC.

                                    By: /s/ Timothy M. Byrd
                                        -------------------------------
                                    Name:  Timothy M. Byrd
                                           ----------------------------
                                    Title: Chief Financial Officer
                                           ----------------------------

                                    MSSC CAROLINA, INC.

                                    By: /s/ Gary R. Guffey
                                        -------------------------------
                                    Name:  Gary R. Guffey
                                           ----------------------------
                                    Title: Executive Vice President
                                           ----------------------------


                                    ATLAS MARKETING COMPANY, INC.
                                    EMPLOYEE STOCK OWNERSHIP PLAN

                                    By: /s/ Quincy Cummings
                                        -------------------------------
                                    Name:  Quincy Cummings
                                           ----------------------------
                                    Title: Plan Trustee
                                           ----------------------------


                                    /s/ Clark Brinkley
                                    -------------------------------
                                    CLARK BRINKLEY


                                    /s/ Barney Deal
                                    -------------------------------
                                    BARNEY DEAL


                                    /s/ Doug Heyel
                                    -------------------------------
                                    DOUG HEYEL


                                    /s/ Joel Lineberger
                                    -------------------------------
                                    JOEL LINEBERGER

                                        /s/ Fred Manning
                                        -------------------------------
                                        FRED MANNING


                                        /s/ Donald Olin
                                        -------------------------------
                                        DONALD OLIN


                                        /s/ Gary Propst
                                        -------------------------------
                                        GARY PROPST

                                  Exhibit "A"

          Sellers and Allocation of Shares and Total Purchase Price

--------------------------------------------------------------------------------
                                 Number        Payable      Principal Amount of
          Shareholder          of Shares      at Closing          Note
          -----------          ---------      ----------          ----
--------------------------------------------------------------------------------
1.  ESOP                         674,304      11,159,731.20                 N/A
--------------------------------------------------------------------------------
2.  Clark Brinkley                25,000         206,875.00           174,116.02
--------------------------------------------------------------------------------
3.  Gary Propst                    9,217          76,270.68            64,193.26
--------------------------------------------------------------------------------
4.  Barney Deal                   21,259         175,918.23           148,061.35
--------------------------------------------------------------------------------
5.  Donald Olin                    4,100          33,927.50            28,554.82
--------------------------------------------------------------------------------
6.  Doug Heyel                       834           6,901.35             5,808.29
--------------------------------------------------------------------------------
7.  Fred Manning                  12,500         103,437.50            87,057.78
--------------------------------------------------------------------------------
8.  Joel Lineberger               25,000         206,875.00           174,116.02
                                 -------     --------------          -----------
--------------------------------------------------------------------------------
                    TOTAL:       772,214     $11,969,936.46          $681,907.54
--------------------------------------------------------------------------------